Exhibit 11

                             BNP U.S. FUNDING L.L.C.
                       Computation of net income per share
                      (in thousands, except per share data)

                                                                        Six-month period ended
                                                                             June 30, 1999
Net Income                                                                      $ 27,841
Less: Preferred Securities Dividend Requirement..................                 19,345
                                                                                --------
Net Income Applicable to Common Securities.......................               $  8,496
                                                                                 =======
Securities:
Weighted Average Number of Common Securities
Outstanding......................................................                 53,011
Net Income per Common Security...................................              $  160.28
                                                                                 =======